Exhibit 23.4

Consent of Independent Auditor

We consent to the use of our report dated July 28, 2014, with respect to the combined balance sheet of Atlas Pipeline NGL Holdings, LLC and Atlas Pipeline NGL Holdings II, LLC, as of December 31, 2013, and the related combined statements of operations, member’s capital, and cash flows for the year then ended, and the related notes to the combined financial statements, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Dallas, Texas

September 2, 2014